Exhibit 10.2

OPTION TO PURCHASE PROSPECTING LICENSES AGREEMENT

THIS AGREEMENT made as of December 22, 2008;

BETWEEN:

GEO CAN RESOURCES COMPANY LIMITED, a company incorporated under the laws of Tanzania with a mailing address P.O. Box 80079, Dar es Salaam, Tanzania (Facsimile: 1-866-246-1028);

(“Geo Can”)

AND:

LAKE VICTORIA MINING COMPANY, INC., a company incorporated under the laws of the state of Nevada with an office address at 1781 Larkspur Drive, Golden, Colorado 80401 (Facsimile: 303-526-5889);

(“LAKE VICTORIA”)

BACKGROUND:

A.

Geo Can has the exclusive and irrevocable option (the “Geo Can Option”) to acquire from State Mining Corporation (“Staminco”) a 90% undivided interest in the properties in the United Republic of Tanzania, as described on Schedule A “Copy of Mineral Property Option to Purchase Agreement” (the properties shall be collectively referred to herein as the “Properties”); and

B.	Lake Victoria desires to acquire all right, title and interest of Geo Can in and to the Geo Can Option respecting the Properties; and

C.	Geo Can is willing to grant to Lake Victoria an option to acquire its interest in the Geo Can Option in and to the Properties upon, and subject to, the terms and conditions hereinafter set forth.

TERMS OF AGREEMENT

IN CONSIDERATION of the mutual agreements herein contained and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:

1. Definitions and Interpretation

1.1 Definitions: Whenever used in this Agreement, the following words and terms will have the respective meanings ascribed to them below:

“Affiliate” has the meaning set out in the Nevada Corporate Law (Nevada, U.S.A.).

“Agreement” means this agreement, including the recitals and the Schedules all as amended, supplemented or restated from time to time.

“Annual License Fees” means the annual fees paid to keep the Claims comprising the Properties in good standing as described in Schedule “A”, including any subsequent increase by the Republic of Tanzania;

“Approval Date” means the date which is the first Business Day after the date that the Board of Directors issues its written acceptance of this Agreement and the transaction contemplated thereby.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the State of Nevada.

“Claims” means all the mineral licenses described in Schedule A hereto, and each of the individual licenses set out in Schedule A is a “Claim”;

“Closing Date” means the date on which the transactions set out in this Agreement are closed;

“Commercial Production” means, with respect to either of the Properties, and is deemed to have been achieved, when the concentrator processing ores from the Property for other than testing purposes has operated for 30 days in any 40 consecutive day period at not less than 50% of design capacity or, in the event a concentrator is not erected on the Property, when ores from the Property have been produced for a period of 40 consecutive production days at not less than 50% of the mining rate specified in a feasibility study recommending placing the Property into production for commercial purposes.

“Effective Date” means the fifth business day next following the Approval Date;

“Exchange” means the OTC:BB Nasdaq Exchange.

“Expenditures” means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by Lake Victoria in accordance with this Agreement.

“Exploration Expenses” means costs and expenses of whatsoever kind or nature, including those of a capital nature, incurred or chargeable with respect to the exploration and development of the Property and the maintenance of the Property in good standing.

“Feasibility Study” means a detailed study or report showing that the placing the Property or part thereof into Commercial Production is feasible and including at least:

i.	a description of that part of the Property to be covered by the proposed mine,

ii.	the estimated recoverable reserves of minerals and the estimated composition and content thereof,

iii.	the proposed procedure for development, mining and production,

iv.	the results of ore amenability tests (if any),

v.

the nature and extent of the facilities proposed to be acquired, including a preliminary design for the mill facilities if the size, extent and location of the ore body makes such mill facilities feasible,

vi.

the total costs, including capital budget, reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine and a schedule indicating the times at which such moneys will be required, including in particular the operating capital requirements for the first four months of operation,

vii.	all environmental impact studies and the costs thereof,

viii.	the period in which it is proposed the Property will be brought into Commercial Production, and such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other considerations;

“GeoCan Option” means the Option Agreement dated May 20, 2008 between Geo Can and “Staminco”, pursuant to which Geo Can was granted an option entitling it to acquire 90% of “Staminco’s” interest in and to the Properties and in which “Staminco” agrees to contribute to capital investments in proportion to a 10% share holding or convert it to a 1.5% net smelter royalty (Production Royalty) from the Properties.

“Government or Regulatory Authority” means any federal, state, regional, municipal or other government, governmental department, regulatory authority, commission, board, bureau, agency or instrumentality that has lawful authority to regulate or administer or govern the business or property or affairs of any person, and for the purposes of this Agreement also includes any corporation or other entity owned or controlled by any of the foregoing and any stock exchange on which shares of a Party are listed for trading.

“Mining Operations” means every kind of work done by Lake Victoria on or in respect of the Properties or the products derived there from and includes, without limiting the generality of the foregoing, work of assessment, geophysical, geochemical and geological surveys, studies and mapping, assaying and metallurgical testing, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and concentrates, bringing any mining claims to lease, reclamation and in doing all work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of persons engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such persons; in paying insurance premiums and assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such persons; in paying rentals, license renewal fees, taxes and other governmental charges required to keep the Properties in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing the same or any of them; and in the management of any work which may be done on the Properties for the due carrying out of such prospecting, exploration, development and mining work.

“Option” has the meaning set out in Section 3.1 of this Agreement.

“Option Period” has the meaning set out in Section 3.2 of this Agreement.

“Parties” means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement and “Party” means any one of the Parties.

“Permitted Encumbrance” means
(a) easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electrical light, power, telephone, telegraph or cable television conduits, poles, wires and cables;
(b) the right reserved to or vested in any government or other public authority by the terms of any or by any statutory provision, to terminate, revoke or forfeit any of the lease or mining claims or to require annual or other periodic payments as a condition of the continuance thereof;
(c) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all applicable laws, rules and orders of any governmental authority; and

(d) the reservations, limitations, provisos and conditions in any original grants from the Crown, or other governmental entity of the Republic of Tanzania on the Properties or interests therein and statutory exceptions to title.

“Shares” means common shares in the capital of Lake Victoria as constituted on the date of this Agreement.

1.2  Headings. The division of this Agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, paragraph or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles and paragraphs are to articles and paragraphs of this Agreement.

1.3  Legislation. Any reference to a provision in any legislation is a reference to that provision as now enacted, and as amended, re-enacted or replaced from time to time, and in the event of such amendment, re-enactment or replacement any reference to that provision shall be read as referring to such amended, re-enacted or replaced provision.

1.4  Extended Meanings. In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.5  Currency. All references to currency herein are to lawful money of the United States of America.

1.6  Schedules. The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:
Schedule A – Entire Geo Can Option, Proof of License Transfer and Property Description with Coordinates
Schedule B - License fees and Expenditures
Schedule C - Net Smelter Royalty
Schedule D - Proof of Corporation in good standing; Board of Directors Resolution accepting this agreement.

2.  Representations and Warranties

2.1.  Representations and Warranties of Geo Can. Geo Can represents and warrants to Lake Victoria that:

(a)  Geo Can is a corporation duly incorporated, organized and subsisting under the laws of the United Republic of Tanzania, East Africa with the corporate power to own its assets and to carry on its business;

(b)  Geo Can has good and sufficient power, authority and right to enter into and deliver this Agreement and, to the best of its knowledge, to option and transfer its legal and beneficial interest in the Geo Can Option to Lake Victoria free and clear of all liens, charges, encumbrances and other rights of others other than the Permitted Encumbrances and any rights reserved for a 1.5% net smelter return royalty payable to State Mining Corporation pursuant to the Geo Can Option;

(c) other than the Geo Can Option, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Geo Can to option, sell, transfer, assign, pledge, charge, mortgage, explore or in any other way option, dispose of or encumber all or part of the Properties or any portion thereof or interest therein other than pursuant to the provisions of this Agreement;

(d) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Geo Can will result in the violation of any agreement or other instrument to which Geo Can is a party or by which Geo Can is bound, or any applicable law, rule or regulation;

(e) other than the Geo Can Option, Geo Can is not a party to or bound by any contract or commitment to pay any royalty, fee or land payment with respect to the Properties or any portion thereof or interest therein, accept for annual government fees;

(f) pursuant to the Geo Can Option, Lake Victoria has the option to purchase 90% of the right, title and interest in and to the Property and is required to pay to Geo Can a net smelter returns (“NSR”) from the Properties as set out in Schedule C; and, there is no adverse claim or challenge against or to the ownership of or title to the Properties or any portion thereof or interest therein nor is there any basis for any such claim or challenge; and

(g) Geo Can is a non-resident for the purposes of U.S. Income Tax (USA).

2.2. Representations and Warranties of Lake Victoria. Lake Victoria represents and warrants to Geo Can that:

(a) Lake Victoria is a corporation duly incorporated, organized and subsisting under the laws of State of Nevada, U.S.A. with the corporate power to own its assets and to carry on its business in the jurisdiction in which the Properties are located;

(b) Lake Victoria has all necessary power and authority to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of this Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Lake Victoria will result in the violation of any agreement or other instrument to which Lake Victoria is a party or by which Lake Victoria is bound, or any applicable law, rule or regulation;

(d) Lake Victoria is a “reporting company”, as such term is defined according to the U.S. Securities and Exchange Commission (SEC), in the State of Nevada and is not in default of filing financial statements required by such applicable securities legislation or paying prescribed fees and charges related thereto;

(e) the Shares to be issued and delivered to Geo Can hereunder have been validly created and authorized for issuance and when so issued and delivered shall be duly and validly issued as fully paid and non-assessable Shares; and

(f) Lake Victoria is a resident for purposes of the U.S. Income Tax (U.S.A.).

2.3. Acknowledgement and Covenant of Lake Victoria.

Lake Victoria acknowledges and agrees that the Option granted to Lake Victoria in the Properties are granted pursuant to a permitted assignment by Geo Can of its rights under the Geo Can Option and Lake Victoria covenants to perform the obligations of Geo Can under the Geo Can Option to the same extent as if Lake Victoria had originally executed the Geo Can Option.

2.4. No Representations about Title. Geo Can represents or warrants that the title is valid and that the ownership or state of title to the Properties is held by Geo Can or its’ subsidiaries. In addition, Geo Can represents or warrants that there are no charges, liens or encumbrances on the Properties.

2.5.  Verification of Title. Lake Victoria covenants to Geo Can that it will undertake all necessary actions, at its sole cost and expense, to verify the ownership of the Properties, including obtaining all necessary searches, investigations, opinions or reports that any prudent exploration company would reasonably obtain to verify the ownership and title to property located in the Republic of Tanzania.

2.6.  Reliance and Survival. The representations, warranties, acknowledgements and covenants set out in this Section 2 have been relied on by the Parties in entering into this Agreement. All representations and warranties made herein will survive the delivery of this Agreement to the Parties and the completion of the transactions contemplated hereby and, notwithstanding such completion, will continue in full force and effect for the benefit of Geo Can or Lake Victoria, as the case may be, for a period of eighteen (18) months from the exercise, lapse or termination of the Option.

3.  Grant of Options

3.1.  Grant of Options. Effective as at the Approval Date, Geo Can hereby grants to Lake Victoria all right, title and interest in and to the Geo Can Option relating to:

(a) the exclusive right and option (the “Option”) of Lake Victoria to earn 90% of the undivided right, title and interest in and to the Properties pursuant to the terms and conditions described in Sections 4 and 5 of this Agreement;

3.2.  Working Right. Geo Can hereby further grants to Lake Victoria the exclusive working right during the period from the Approval Date but prior to the exercise, lapse or termination of the Option (the “Option Period”) to enter upon the Properties, to conduct Mining Operations on the Properties and to have quiet possession thereof to the extent provided for in the Geo Can Option. Lake Victoria shall conduct all Mining Operations in compliance with all applicable statutes, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Properties.

3.3.  Consideration for Option.

In consideration for the Option described in Paragraph 3.1 herein, Lake Victoria agrees that:

(a) With respect to the Option and within 15 Business Days of the Board of Directors acceptance of the transactions contemplated herein to:

(i) issue 50,000 Shares per license to Geo Can or its assignee; and

(ii) pay $10,000 per license to Geo Can or its assignee within 180 days of the Approval Date; and

(iii) assume all payments and obligations under the Geo Can Option; and

(iv) pay Geo Can the Net Smelter Royalty contained in Schedule C.

3.4.  Option Only. Nothing contained in this Agreement, nor any payment made, Mining Operations conducted or expenditure incurred by Lake Victoria on or in connection with the Properties or part of them, nor the doing of any act or thing by Lake Victoria under the terms of this Agreement shall obligate Lake Victoria to do anything else under this Agreement other than to make payment and incur expenditures to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement, the obligations of Lake Victoria hereunder being simply those of an option holder.

4.  Expenditures, Payments and Share Issuances to Maintain Option

4.1.  Required Expenditures, Payments and Share Issuances.

With respect to the Option granted in respect of the Properties, Lake Victoria shall make the following Expenditures, payments and share issuances in order to earn a 90% undivided interest in the Properties:

(a) Assume all payments and obligations under the Geo Can Option;

(b) In addition:

(i) on or before the first anniversary of the Approval Date, issue 50,000 Shares per license to Geo Can and pay the sum of $25,000 per license to Geo Can;

(ii) on or before the second anniversary of the Approval Date, issue 60,000 Shares per license to Geo Can and pay the sum of $30,000 per license to Geo Can;

(iii) on or before the third anniversary of the Approval Date, issue 70,000 Shares per license to Geo Can and pay the sum of $35,000 per license to Geo Can; and

Lake Victoria shall provide a statement of account to Geo Can within 30 days of the end of the applicable anniversary period set out above, which confirms and details the expenditures made in the applicable anniversary period, certified by a senior officer of Lake Victoria.

4.2. Lapse or Surrender of Option. Subject to Paragraph 7.3, Lake Victoria may let the Option and Working Right granted in Paragraphs 3.1 and 3.2 lapse by failing to fulfill and assume any or all of the obligations under the Geo Can Option and/or by failing to make any of the payments or issuing of any of the securities referred to in Paragraphs 3.3 and 4.1(a) and (b) on or before the dates specified therein.

5. Obligations during Option Period

5.1. Covenants of Lake Victoria. During the Option Period, Lake Victoria covenants and agrees with Geo Can to:

(a) conduct all Mining Work in a careful and miner-like manner and in compliance with all applicable statutes, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders, guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Properties; and

(b) keep the Properties in good standing by doing and filing, or payment in lieu thereof, all necessary assessment work and maps and payment of all taxes or assessments required to be paid and by doing all other acts and things and making all other payments required to be made which may be necessary in that regard.

5.2. Abandonment. Lake Victoria may at any time, during the currency of the Option, abandon any one or more of the claims which comprise the Properties. Lake Victoria shall give Geo Can seventy-five (75) days notice in writing of any abandonment. If Geo Can so requests, Lake Victoria will retransfer such Claims as are to be abandoned to Geo Can at the sole cost of Lake Victoria, which Claims shall be in good standing for a period of at least one year from the initial notice of abandonment.

5.3. No Encumbrances. During the Option Period, neither Lake Victoria and Geo Can shall pledge, mortgage or charge or otherwise encumber their beneficial interest in the property or their rights under this Agreement.

6.  Exercise of Option Granted in the Property

6.1. Exercise of Option. If, on or before the fourth anniversary of the Approval Date, Lake Victoria has fulfilled Section 3 of the Geo Can Option up to completion of Bankable Feasibility Study and announcement of a Production Decision; and issued the Shares and made the payments referred to in Paragraph 3.3 of this agreement; and share issuances set out in paragraph 4.1 (a) and (b), then Lake Victoria may exercise the Option by giving written notice to Geo Can, together with a statement of account certified by a senior officer of Lake Victoria confirming such expenditures. In such event Lake Victoria shall become the owner of 90% of the right, title and interest of the Geo Can Option in and to the Properties.

7.  Net Smelter Royalty – NSR

7.1  Upon any part of the Properties being placed into Commercial Production, Lake Victoria will pay to Geo Can a royalty (the “NSR”), being equal to 2.5% of Net Smelter Returns, on the terms and conditions as set out in this paragraph and in Schedule C.

7.2  Installments of the NSR payable will be paid by Lake Victoria to Geo Can within forty-five (45) days after the end of the calendar quarter during which minerals are sold to the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Properties.

7.3  Within 120 days after the end of each fiscal year, commencing with the year in which Commercial Production occurs, the accounts of Lake Victoria relating to operations on the Properties and the statement of operations, which will include the statement of calculation of NSR for the year last completed, will be audited by the auditors of Lake Victoria at its expense. Geo Can will have 120 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements will be deemed to be correct and unimpeachable thereafter.

7.4  If such audited financial statements disclose any overpayment of NSR by Lake Victoria during the fiscal year, the amount of the overpayment will be deducted from future installments of NSR payable.

7.5  If such audited financial statements disclose any underpayment of NSR by Lake Victoria during the year, the amount thereof will be paid to Geo Can forthwith after determination thereof.

7.6  Lake Victoria agrees to maintain for each mining operation on the Properties, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Properties, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and Geo Can or its agents will have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of NSR payments to be made by Lake Victoria to Geo Can pursuant hereto. Lake Victoria will have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

8.  Termination

8.1.  Termination for Cause. Subject to Paragraph 8.3, Geo Can may terminate this Agreement and the Option and working right herein shall lapse if:

(a)  Lake Victoria is in default of any term or condition of this Agreement;

(b)  Geo Can gives Lake Victoria written notice specifying the particulars of the default; and

(c)  upon expiration of 30 days from the date of receipt by Lake Victoria of such notice, Lake Victoria has failed to cure the default or, if such default cannot reasonably be cured within such 30 day period, has failed to make commercially reasonable efforts to implement a cure for such default.

8.2.  Surrender of Rights. Subject to Paragraph 8.3, Lake Victoria may give Geo Can written notice of its intention to surrender all of its rights hereunder and upon expiration of 30 days from the date of receipt by Geo Can of such notice, this Agreement shall terminate and the working right and Option herein shall lapse.

8.3.  Obligations on Termination. Notwithstanding any other provisions of this Agreement, in the event of lapse, termination or surrender of the Option and/or this Agreement, as the case may be, Lake Victoria shall:

(a)  ensure that the Properties are in good standing for a period of at least 12 months from the lapse, termination or surrender of the Options and/or this Agreement, as the case may be, and upon request of Geo Can, retransfer the Properties to Geo Can in the name of Lake Victoria;

(b)  deliver to Geo Can any and all reports, maps, assessment reports and maps, samples, assay results, drill cores and engineering data of any kind whatsoever pertaining to the Properties or related to Mining Work which have not been previously delivered to Geo Can; and

(c)  upon notice from Geo Can, remove all materials supplies and equipment from the Properties; provided however, that Geo Can may retain ore and, at the cost of Lake Victoria, dispose of any such materials, supplies or equipment not removed from the Properties within 90 days of receipt of such notice by Lake Victoria.

8.4.  Provisions which Operate Following Termination. Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 2.6 and 8.3 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

9.  Impossibility of Performance

9.1.  Impossibility of Performance. Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such Party, acting diligently, the period of any such delay shall be excluded in computing, and shall extend the time within which such Party may exercise its rights and/or perform its obligations under this Agreement. A Party relying on this Section 9 shall promptly deliver to the other Party notice of the event giving rise to the application of this paragraph and a second notice stating the date on which the application of this Section 9 ceased.

10.  Notices &and Payments

10.1.  Notice. Any demand, notice or other communication (a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery, registered mail or facsimile addressed to the recipient at the addresses or facsimile numbers of the parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by either party to the other. Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, if made or given by registered mail, on the 4th day, other than a day which is not a Business Day, following the deposit thereof in the mail, and if made or given by facsimile, on the day, other than a day which is not a Business Day, following the day it was confirmed as received. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

10.2.  Payments. Payments hereunder shall be made in lawful money of the United States of America, unless otherwise indicated, and shall be addressed to the recipient at the addresses of the recipient parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by the recipient party in accordance with Paragraph 10.1. If any payment herein shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

11.  Regulatory Approval

11.1. Exchange Approval. This Agreement and the transactions contemplated hereunder shall beare subject to the filing with and acceptance by the Exchange and any other regulatory authority having jurisdiction over the securities of Lake Victoria. If such acceptance by the Exchange is not obtained within 30 Business Days of the date of this Agreement, Geo Can may, at its option, terminate this Agreement and the Option and working rights herein upon written notice to Lake Victoria. Lake Victoria will use its best efforts to obtain, at its sole cost and expense and as soon as possible upon the execution of this Agreement, Exchange or any other approvals that may be required for this Agreement and the transaction contemplated herein.

12.  General Provisions

12.1.  Entire Agreement. This Agreement, including all the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements among the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

12.2.  Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

12.3.  Assignment. Either Party shall be permitted to assign this Agreement. Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other Party, to be bound by this Agreement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

12.4.  Further Assurances. Each Party shall from time to time at the request of the other Party and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

12.5.  Time. Time shall be of the essence of this Agreement.

12.6.  Amendment. This Agreement may be amended or varied only by agreement in writing signed by each of the Parties. Unless the context otherwise so requires, a reference to this Agreement shall include a reference to this Agreement as amended or varied from time to time.

12.7.  Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

12.8. Governing Law and Attornment. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein and the Parties hereby irrevocably attorn to the jurisdiction of the Courts of the State of Nevada. For the purpose of all legal proceedings, this Agreement shall be deemed to have been performed in the State of Nevada and the courts of the State of Nevada shall have exclusive jurisdiction to entertain any action arising under this Agreement.

12.9. Counterparts. This Agreement may be executed by facsimile and in as many counterparts as are necessary and shall be binding on each Party when each Party has signed and delivered one such counterpart. When a counterpart of this Agreement has been executed by each Party, all counterparts together shall constitute one agreement.

IN WITNESS WHERE OF this Agreement has been duly executed by the respective parties hereto effective as of the date first above written.

LAKE VICTORIA MINING COMPANY, INC.

By:	ROGER NEWELL
Authorized Signatory

GEO CAN RESOURCES COMPANY LIMITED

By:	DAVID KALENUIK
Authorized Signatory

SCHEDULE “A

Entire Geo Can Option, Proof of License Transfer and Property Description with
Coordinates

Contains:
   1. Copy of “Mineral Property Option to Purchase Agreement” executed May 20, 2008 between Geo Can Resources Company Limited and State Mining Corporation.
   2. Acknowledgement and Recording in the Central Register the Transfer of Prospecting License
   3. Description of the License Area and Coordinates

Contains the Entire Geo Can Option, Proof of License Transfer and Property Description with Coordinates.

Schedule A

Mineral Property Option to Purchase Agreement

This AGREEMENT is dated the ……….day of ……….. 2008 BETWEEN:

State Mining Corporation of P.O Box 4958 Dar es Salaam, Tanzania (hereinafter the “OWNER” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his successors and assigns)

OF THE FIRST PART

AND

Tan Geo Exploration Limited, P.O. Box 80079, Dar es Salaam, Tanzania a limited liability company registered under the laws of the United Republic of Tanzania (hereinafter the “OPTION HOLDER” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his successors and assigns)

OF THE SECOND PART

WHEREAS:
A.

The OWNER is the legal and beneficial owner of an undivided one hundred percent (100%) interest in those certain mineral properties more particularly described in Schedule “A” attached to and made a part of this Agreement;

	B.	The OWNER is desirous of granting to the OPTION HOLDER an option for the purchase of a ninety percent (90%) interest in the said mineral properties.

	C.	The OPTION HOLDER is desirous of obtaining the said option on the terms and conditions set out in this Agreement; and

D.

It is understood that the OPTION HOLDER has the right to assign and complete this Agreement with another registered Tanzania company and may assign all rights of this Agreement to that new Tanzania company provided, however that, the assignee company shall be bound by the terms of this Agreement as if it originally entered into this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

Section 1.  INTERPRETATION

1.1

For the purposes of this Agreement, including the recitals and any schedules attached hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)

“Affiliate” means as to any party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by or is under common control with that party, and for the purposes of this definition “control” means possession, directly or indirectly, of the power to direct of cause the direction of management and policies through ownership for voting securities, contract, voting trust or otherwise.

	(b)	“Agreement” means this Mineral Property Option to Purchase Agreement, as may be amended from time to time:

(c)

“Bankable Feasibility Study” means a report or reports prepared by the OPTION HOLDER, an Affiliate of the OPTION HOLDER or by a mining consulting firm selected by the OPTION HOLDER or the Affiliate, containing a description and analysis of the methods and costs of bringing into production and operation a mine on the Property (or any part thereof) and associated facilities related thereto, which report or reports, in the sole discretion of the OPTION HOLDER, would be in a form acceptable to a financial institution for the purposes of financing a mine on the Property (or any part thereof) and associated facilities related thereto and, without limiting the generality for the foregoing shall include:

(i) the estimated recoverable reserves of minerals and the estimated average grade and tonnage thereof which may be produced from the Property;

(ii) procedures for developing, mining and producing ore from the Property;

(iii) results of ore metallurgical tests.

(d)

“Commercial Production” means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);

	(e)	“Exchange” means a a place and/or system for buying and selling commodities, securities, etc., i.e. The New York Stock Exchange.

	(f)	“Option” means the option to acquire a 90% interest in the Property granted by the OWNER to the OPTION HOLDER as stipulated under Section 3 of this Agreement;

(g)

“Production Decision” means a decision of the board of directors of the OPTION HOLDERto establish and bring into production and operation a mine on the Property substantially in accordance with the Bankable Feasibility Study;

(h)

“Property” means those mineral rights contained in a Prospecting Licence. In this Agreement properties are described in Schedule “A” hereto together with the mineral rights, licenses, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto and,

	(i)	In this Agreement, all dollar amounts are expressed in the lawful currency of United States of America, unless specifically provided to the contrary.

1.2		The titles to the respective Articles hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.3

Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice- versa, and words importing persons shall include firms, partnerships and corporations.

Section 2. REPRESENTATIONS AND WARRANTIES

2.1	The OPTION HOLDER represents and warrants to the OWNER that:

(a)

It is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation and is or will be qualified to do business and to hold an interest in the Property in the jurisdiction in which the Property is located;

(b)

It has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and

(c)

It has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.2	The OWNER represents and warrants to the OPTION HOLDER that;

	(a)	It is the sole beneficial owner of a 100% undivided interest in and to the Property:

	(b)	The Property is in good standing under the laws of the jurisdiction in which the Property is located up to and including at least the expiry date set forthwith in Schedule A hereto;

	(c)	The Property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person; and

(d)

To the best of the OWNER’S knowledge there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefore and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof.

	(e)	To provide any and all geological data on the property that is available up to and including the date of this agreement.

	(f)	To work in cooperation on a best efforts basis to the furtherance of a successful project.

(g)

To provide under Schedule D, proof of OWNER’S corporation being in good standing and a corporate resolution passed by the current board of directors accepting this Mineral Property to Purchase Agreement.

	(h)	The OWNER agrees to contribute to capital investments in proportion to 10% share holding or convert it to 1.5% net smelter return (Production Royalty)

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

Section 3.  PURCHASE OPTION

3.1

The OWNER hereby grants to the OPTION HOLDER the sole and exclusive right and option to acquire an undivided ninety percent (90%) interest in and to the Property, free and clear of all liens, charges, annual fees, encumbrances, claims, rights or interest of any person. Such option to be exercisable by the OPTION HOLDER upon completing the following:

	(a)	By the OPTION HOLDER paying the OWNER:

(i)

Thirty Thousand dollars (US$30,000) per license listed in Schedule A within seven (7) days of issuance of confirmation from the Commissioner of Minerals of registration of the Mineral Property Option to Purchase Agreement and not more than 30 days from the initial signing date (hereinafter referred to as the Initial Payment Date).

(ii)

Thirty thousand dollars (US$30,000) per licence annually on subsequent anniversary dates of issuance of confirmation from the Commissioner of Minerals of registration of the Mineral Property Option to Purchase Agreement up to the date of completing a Bankable Feasibility Study and

	(b)	By the OPTION HOLDER complying to following minimum Exploration Expenditure

(i) The OPTION HOLDER shall spend a minimum of US$ 100,000 per licence per annum on exploration up to completion of Bankable Feasibility Study and announcement of Production Decision.

	(ii)	In addition the OPTION HOLDER will maintain a free 10% carried interest to the benefit of the OWNER through to mining production.

3.2

Subject to completion of annual cash payments stipulated in 3(a) and firm annual exploration expenditure specified in 3(b) on exploration up to Production Decision stage, the option shall be deemed to have been exercised and OPTION HOLDER shall be entitled to earn 90% in the Property.

3.3

This Agreement represents an option to purchase only and the OPTION HOLDER shall be under no obligation to the OWNER. No act done or payment made by the OPTION HOLDER shall obligate the OPTION HOLDER to do any further act or make any further payment and, except as provided herein to the contrary in accordance with any earnings in dollars and/or share percentage represented by any Schedules that are part of this agreement, but, in no event shall this Agreement or any act done or any payment made be construed as an obligation of the OPTION HOLDER to do or perform any work or make any payments on or with respect to the Property. However, the OPTION HOLDER shall be required to fulfill the requirement of the Laws of the United Republic of Tanzania.

Section 4.  RIGHT OF ENTRY

4.1

Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, the OPTION HOLDER, its servants and agents shall have the sole and exclusive right to:

	(i)	enter in, under or upon the Property and conduct exploration work;

	(ii)	exclusive and quiet possession of the Property;

	(iii)	bring upon the Property and erect thereon such mining facilities as it may consider advisable; and

	(iv)	remove from the Property ore or mineral products for the purpose of bulk sampling, pilot plant or test operations

Section 5. POWERS, DUTIES AND OBLIGATIONS OF OPTION HOLDER

5.1

The OPTION HOLDER shall have full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a)

Regulate access to the Property, subject only to the right of the OWNER and its representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

(b)

Employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder but the OPTION HOLDER shall not enter into contractual relationships except on the terms which are commercially competitive;

	(c)	Execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property, and

	(d)	Conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the OPTION HOLDER.

5.2	The OPTION HOLDER shall have the duty and obligation to:

	(a)	To provide all financing necessary to complete necessary geology exploration and study

(b)

To provide ninety (90%) of all financing necessary to complete construction of economical modern mechanized mining plant and facilities for the property where this is agreed to be economically feasible and profitable.

	(c)	To maintain the property in good standing and in compliance with all regulatory bodies and government and submit quarterly exploration reports to the Ministry of Energy and Minerals.

(d)

To keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the OPTION HOLDER) and to carry out and record or cause to be carried out and recorded all such assessment work upon the Property as may be required in order to maintain the Property in good standing at all times, and shall record all eligible assessment work to the maximum permitted under the Mining Act (1998):

(e)

To permit the OWNER and its representatives, duly authorized by it, in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the OPTION HOLDER in connection with exploration work and to all books of account of the OPTION HOLDER related to exploration work. The OPTION HOLDER shall deliver to the OWNER at reasonable intervals, but in any event not less frequently than once each calendar quarter, all reports received by it on all Mining Work conducted by the OPTION HOLDER;

(f)

To conduct all work on or with respect to the Property in a careful and miner-like manner and in accordance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the OWNER harmless from any and all claims, suits or actions made or brought against the OWNER as a result of work done by the OPTION HOLDER on or with respect to the Property;

(g)	To obtain and maintain or cause any contractor engaged by it hereunder to obtain and maintain, during any period in which active work is carried out hereunder, not less than the following:

	(i)	Employer’s liability insurance covering each employee engaged in the operations hereunder to the extent of $100,000 where such employee is not covered by Worker’s Compensation;

	(ii)	Comprehensive general liability insurance in such form as may be carried by a prudent operator for similar operations with a bodily injury, death and property damage limit of $100,000 inclusive; and

(iii.)

Vehicle, aircraft and watercraft insurance covering all aircraft, vehicles and watercraft owned and non-owned, operated and/or licensed by the OPTION HOLDER, with a bodily injury, death and property damage limit of $100,000 inclusive;

(h)	Arrange for and maintain Worker’s Compensation or equivalent coverage for all eligible employees engaged by the OPTION HOLDER in accordance with local statutory requirements; and

(i)	Maintain true and accurate books, accounts and records of operations hereunder.

Section 6. FEASIBILITY STUDY
6.1

Feasibility study and announcement of Production Decision must be completed on or before the 7th Anniversary of registration of Mineral Property Option to Purchase Agreement by the Commissioner of Minerals.

6.2	In case the completion of the feasibility is delayed, a penalty of US$ 250,000 shall be paid to the OWNER for each year until commercial production commences.

Section 7. PROCEDURES AFTER PRODUCTION DECISION

7.1	OWNER’s 10% interest shall be maintained at all times and not subjected to dilution.

7.2	OWNER, however, may opt to sell at market price all or part of its 10% share in the company to be formed with OPTION HOLDER given the first right of refusal.

Section 8. VESTING OF INTEREST

8.1

Subject to completion of cash payments stipulated in 3.1 (a) (i) &(ii) and complying to minimum exploration expenditure stipulated in 3.1.(b) (i) a ninety (90%) percent interest of the OWNER in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in the OPTION HOLDER and the OPTION HOLDER shall own an undivided ninety percent (90%) interest in and to the Property.

8.2

Forthwith upon exercising the Option by performing the requirements of section 3.1(a) and (b) of this Agreement, the OWNER agrees to deliver to the OPTION HOLDER a recordable transfer or transfers, or such other instrument as may be required, of a ninety percent (90%) interest in and to all mineral claims comprising the Property, except for those mineral claims already recorded in the name of the OPTION HOLDER, and the OPTION HOLDER shall be entitled forthwith to record such transfer documents in the appropriate office in the jurisdiction in which the Property is located.

8.3

The parties acknowledge the right and privilege of the OWNER and OPTION HOLDER to file, register and/or to otherwise deposit a copy of this Agreement in the appropriate recording office for the jurisdiction in which the Property is located and with any other governmental agencies to give third parties notice of this Agreement and to obtain a “Certificate of Acknowledgement”, and hereby agree, each with the others, to do or cause to be done all acts or things reasonably necessary to effect such filing, registration or deposit.

Section 9. TERMINATION OF OPTION

9.1	In the event of default in the performance of the requirements of Section 3.1, then subject to the provisions of Section 17.1 of this Agreement, the Option and this Agreement shall terminate.

9.2

The OPTION HOLDER shall have the right to terminate the Option by giving 60 days’ written notice of such termination to the OWNER and upon the effective date of such termination this Agreement shall be of no further force and effect except the OPTION HOLDER shall be required to satisfy any obligations which have accrued under the provisions of this Agreement which have not been satisfied. Provided that the OWNER shall have a cause of action against the OPTION HOLDER if the OPTION HOLDER, its successor, associate and or affiliate shall after surrender of the Property area apply for and or be granted a Prospecting or a Mining License for the said surrendered Property area. Provided further that such right for a cause of action shall not preclude the OWNER from claiming and being paid by the OPTION HOLDER an amount, rights, benefits and or privileges equivalent to those that the OWNER would have been entitled under this Agreement.

9.3	The OPTION HOLDER shall have the right to remove any and all of its equipment, supplies and property from the Property for a period 90 days following the termination of this Agreement.

9.4

Forthwith upon the termination of the Option, the OPTION HOLDER covenants and agrees to deliver to the OWNER a recordable transfer or transfers, or such other instrument as may be required, of a one hundred percent (100%) interest in and to the Property, and the OWNER shall be entitled forthwith to record such transfer documents in the appropriate office in the jurisdiction in which the Property is located.

9.5

Notwithstanding any other provisions of this Agreement, in the event of termination of the Option, any Property transferred to the OWNER in accordance with Section 9.4 shall at the date of such transfer or re-transfer be in good standing for a period of not less than one year.

Section 10. CONFIDENTIALITY

10.1

The parties shall keep all information regarding exploration and mining work confidential from other persons, except for such disclosure as may be required by law, securities regulatory bodies or stock exchanges governing one or more of the parties.

Section 11. RESTRICTIONS ON ALIENATION

11.1

Before the completion of any sale or other disposition by any party of its interests or rights or any portion thereof under this Agreement, the party proposing to sell or assign its interest shall require the proposed acquirer to enter into an agreement with the party or parties not selling or otherwise disposing on the same terms and conditions as set out in this Agreement.

11.2

The provisions of Sections 11.1 shall not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company, or prevent a party from assigning its interest to an Affiliate of such party provided that the Affiliate first complies with Section 11.1 and agrees in writing with the other parties to re-transfer such interest to the originally assigning party immediately before ceasing to be an Affiliate of such party.

Section 12. NOTICE

12.1

Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same or by mailing same by prepaid registered or certified mail, in each case addressed to the intended recipient at the address of the respective party set out on the first page hereof.

12.2 Any notice, direction, or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telecommunication or other similar form of communication, be deemed to have been given and received on the day it was actually received.

12.3	Any party may at any time give notice in writing to the others of any change of address, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

Section 13. FURTHER ASSURANCES

13.1	Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

Section 14. TIME OF THE ESSENCE

14.1	Time shall be of the essence in the performance of this Agreement.

Section 15. ENUREMENT

15.1	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Section 16. FORCE MAJEURE

16.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an “Intervening Event”).

16.2	All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

16.3

A party relying on the provisions of Section 16.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labor dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

Section 17. DEFAULT

17.1

If a party (the ”Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default (the “Non-Defaulting Party”) shall give written notice to all other parties within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default, unless within thirty (30) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to cure such default, the Non-Defaulting Party shall only then be entitled to seek any remedy it may have on account of such default.

Section 18. SEVERABILITY

18.1

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 19. AMENDMENT

19.1	This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

Section 20. ENTIRE AGREEMENT

20.1

This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

Section 21. CONDITION PRECEDENT

21.1	The obligations of the OPTION HOLDER under this Agreement are first subject to the acceptance of this Agreement on behalf of the OPTION HOLDER by its’ company board of directors.

Section 22. GOVERNING LAW

22.1	This Agreement shall be governed by and interpreted in accordance with the laws of the United Republic of Tanzania and the parties hereby irrevocable attain to the jurisdiction of such Country.

Section 23. ACKNOWLEDGEMENT – PERSONAL INFORMATION

23.1	The OWNER hereby acknowledges and consents to:

	a)	the disclosure to the company board of directors and all other regulatory authorities of all personal information of the undersigned obtained by the OPTION HOLDER; and

b)

the collection, use and disclosure of such personal information by the company board of directors and all other regulatory authorities in accordance with their requirements, including the provision to third party service providers, from time to time.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

Duly authorized Person of
State Mining Corporation

_________________________________________
Duly authorized Person of
Tan Geo Exploration Limited, in behalf of OPTION HOLDER

_________________________________________

Schedule A

All the following licenses occur in the country of Tanzania, with title search performed at the Minister for Energy and Minerals office and include all the following Prospecting Licenses:

          1. PL 4339/2006

Subject to Section 95 of the Mining Act, 1998 the Licence Area is at Hombolo village in Dodoma Region, QDS 162/2 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (S)	Longitude (E)
A	06° 00' 00”	35° 51' 00”
B	06° 00' 00”	36° 00' 00”
C	06° 03' 00”	36° 00' 00”
D	06° 03' 00”	35° 51' 00”

An area of approximately 92.22 square kilometers

PL2576/2004
Subject to Section 95 of the Mining Act, 1998 the Licence Area is at Tabora Region in Nzega District, QDS 63 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (s)	Longitude (e)
A	32° 42’ 29.51”	3° 57’ 59.76”
B	32° 46’ 59.88”	3° 57’ 59.76”
C	32° 46’ 59.88”	4° 00’ 59.76”
D	32° 42’ 29.51”	4° 00’ 59.76”

An area of approximately 46.39 square kilometers

Schedule B
OPTION HOLDER Agrees

On a best efforts basis:

1.	To transfer property title back to the OWNER of any of the concerned properties the OPTION HOLDER relinquishes. This is not applicable if a complete buy-out has occurred.

Schedule C
OWNER Production Obligations

The OWNER agrees to contribute to capital investments in proportion to 10% share holding or convert it to 1.5% net smelter return (Production Royalty)

Schedule D

Proof of Corporation in good standing. Corporate Resolution accepting this agreement.

SCHEDULE B
LICENSE DESCRIPTION, ANNUAL FEES AND TRANSFER FEES

License Description:

     1. PL 4339/2006

Subject to Section 95 of the Mining Act, 1998 the License Area is at Hombolo village in Dodoma Region, QDS 162/2 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (S)	Longitude (E)
A	06 ° 00' 00”	35 ° 51' 00”
B	06 ° 00' 00”	36 ° 00' 00”
C	06 ° 03' 00”	36 ° 00' 00”
D	06 ° 03' 00”	35 ° 51' 00”

An area of approximately 92.22 square kilometers

     2. PL2576/2004

Subject to Section 95 of the Mining Act, 1998 the License Area is at Tabora Region in Nzega District, QDS 63 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (s)	Longitude (e)
A	32 ° 42’ 29.51”	3 ° 57’ 59.76”
B	32 ° 46’ 59.88”	3 ° 57’ 59.76”
C	32 ° 46’ 59.88”	4 ° 00’ 59.76”
D	32 ° 42’ 29.51”	4 ° 00’ 59.76”

An area of approximately 46.39 square kilometers

Annual Fees: $20 USD per square kilometer per year.
Transfer Fees: $200 USD per license.

SCHEDULE C
NET SMELTER ROYALTY (NSR)

To an Agreement made as of December 10, 2008 between Geo Can Resources Company Limited and Lake Victoria Mining Company, Inc.

ARTICLE 1

DEFINITION OF NET SMELTER ROYALTY RETURN

1.1

Net Smelter Royalty Returns. The term "Net Smelter Returns" ("NSR") as used in this Agreement shall mean the net proceeds received by the Company from the sale of minerals from a Property after deductions for all of the following:

(a)

Custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, transportation from smelter to refinery and from refinery to market; provided, however, in the case of heap or dump leaching operations, all processing and recovery costs incurred by the Company beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

(b)	Cost of transporting mineral product from the concentrator to a smelter, refiner or other place of treatment; and

(c)	Federal production royalties, production taxes, severance taxes and sales, privilege and other taxes measured by production or the value of production.

1.2	Sales Price. The NSR will be based upon the Sales Price of the specific metals and commodities as defined below:

(a)

Refined silver (silver meeting the specifications established for the New York Silver Price published by Handy & Harman) shall be deemed to have been sold during the month when it is produced, and the Sales Price thereof shall be deemed to be an amount calculated by multiplying the number of produced ounces by the average during the same month of the New York Silver spot price quotations published by Handy & Harman for one ounce of refined silver;

(b)

In the case of any minerals other than silver, Sales Price means the amount calculated by multiplying the number of units of the refined metal or other mineral product produced during any month by the average of the daily spot prices during the same month as quoted by the London Metals Exchange for one unit of that refined metal or mineral product; and

(d)

Sales Price shall be determined as set forth in subparts (a), (b) and (c) above, irrespective of any actual arrangements for the sale or other disposition of minerals by the Company, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection or speculative arrangements involving the possible delivery of gold, silver or other minerals from a Property. If, for any reason, published prices for minerals produced from a Property are not available from the sources set forth above, the parties shall select such other published commodity exchange, producer, trade publication or other listing as will fairly reflect the spot price at which sales of such commodities are being affected at the time of sale by the Company.

ARTICLE 2

PAYMENT PROCEDURES

2.1	Definitions. Words and terms defined in this Agreement to which this Schedule C is attached, shall have the same meaning for purposes of this Schedule C.

2.2

Computation of Royalty. Each time that minerals mined from a Property are sold by the Company, the Company shall calculate the Net Smelter Returns ("NSR") realized by the Company in connection with the sale. The NSR so calculated shall then be multiplied by 2.5%.

Then the Company shall pay Geo Can the resulting amount. Geo Can shall have no right whatsoever to take minerals or royalty "in kind."

2.3

Treatment and Sale. The Company shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate minerals mined from one particular Property, at locations on or off that particular Property. The Company shall not be liable for any values lost in processing under sound processing practices and procedures, and no royalty shall be payable to Geo Can with respect thereto. No production royalty shall be payable to Geo Can for or with respect to reasonable quantities of minerals which are not sold by the Company but are used by the Company for assaying, treatment amenability, metallurgical or other analytical processes or procedures.

2.4

Commingling. The Company shall have the right of mixing or commingling, at any location and either underground or at the surface, any minerals mined from a Property with any ores, metals, minerals, or mineral products mined from other lands, provided that the Company shall determine the weight or volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled. Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of production royalties payable to Geo Can hereunder in the event of a sale by the Company of materials so mixed or commingled.

2.5

Statements and Payments. Each production royalty payment due Geo Can hereunder shall be made within forty-five (45) days after the end of the calendar quarter during which minerals are sold. Each such payment shall be accompanied by an itemized statement setting forth all facts and figures necessary in order to verify the accuracy of the amount of the payment. Each production royalty payment due Geo Can shall be made by a single check made payable to a single person or entity or to such other persons or entities as may be designated in writing by Geo Can as the payees for purposes of payments due Geo Can under this Agreement. Anything to the contrary in this Agreement notwithstanding, the Company shall not be in default hereunder for failure to make any payment Geo Can in timely fashion if Geo Can fails or refuses to give the Company written notice designating the persons or entities to be the payees named on each and every check to be sent to Geo Can by the Company hereunder, and the Company shall have no duty with respect to the disbursement or application of any payments to Geo Can after such payments are made in accordance with this Section 2.5.

2.6

Audit. In accordance with Section 7.3 of the Agreement, Geo Can shall have a period of one hundred and twenty (120) days after the receipt by Geo Can of each royalty statement to give the Company notice of any objection by Geo Can thereto. If Geo Can fails to object to a particular statement within one hundred and twenty (120) days after the receipt by Geo Can thereof then, subject only to the provisions of Section 2.7 ("Adjustments") of this Schedule B, the accuracy of such statement and the amount of any payment transmitted therewith shall be conclusive with respect to Geo Can. If Geo Can objects to the accuracy of a particular statement or the amount of the payment transmitted thereby within one hundred and twenty (120) days after the statement is received by Geo Can or Geo Can's representative, a certified public accountant, or other accounting expert, mutually acceptable to the parties and retained by Geo Can may promptly audit the Company's relevant books and records at an office selected by the Company and during the Company's normal business hours. Any such audit shall be made at the sole expense of Geo Can if the audit determines that the payment in question was accurate to within two percent (2%). Any such audit shall be made at the sole expense of the Company if the audit determines that the payment in question was inaccurate by more than three percent (3%). In any case, the payment in question shall be adjusted to reflect the results of the audit.

2.7

Adjustments. Any charges, costs or expenses or any adjustments thereto which are actually made and given to the Company by a purchaser, shipper, processor or other creditor that were not taken into account in a statement to Geo Can which accompanied a preceding production royalty payment shall be taken into account in determining the amount of the next production royalty payment, but no such charges or adjustments shall otherwise affect the conclusiveness of preceding statements or payments.

SCHEDULE D
Proof of Corporation in good standing.
Board of Directors Resolution accepting this agreement.